Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 94111

February 13, 2015

MUFG Americas Holdings Corporation

1251 Avenue of the Americas

New York, New York, 10020

Re: MUFG Americas Holdings Corporation Senior Notes Offering

Ladies and Gentlemen:

We are acting as special counsel for MUFG Americas Holdings Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $450,000,000 aggregate principal amount of the Company’s 1.625% Senior Notes due 2018, $1,000,000,000 aggregate principal amount of its 2.250% Senior Notes due 2020, $500,000,000 aggregate principal amount of its 3.000% Senior Notes due 2025 and $250,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2018 (collectively, the “Senior Notes”), in each case pursuant to that certain Registration Statement on Form F-3 (File No. 333-201746) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) which were issued under the Indenture dated as of December 8, 2003 between the Company (formerly UnionBanCal Corporation) and The Bank of New York Mellon Trust Company, N.A. (together with an officer’s certificate dated as of February 10, 2015 establishing the terms of the Securities thereunder, the “Indenture”), incorporated by reference as an exhibit to the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  In such review, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes have been properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Senior Notes constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting and relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

Our opinions set forth above are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement and accompanying Prospectus relating to the offer and sale of the Notes.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP